Exhibit 99.1
Post Holdings Announces Leadership Changes

•	Chris Neugent named Executive Vice President, Strategy, Post Holdings

•	Howard Friedman named President and Chief Executive Officer, Post Consumer Brands

St. Louis, Missouri - June 4, 2018 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced two leadership changes. Chris Neugent, current President and Chief Executive Officer of Post Consumer Brands, has been named Executive Vice President, Strategy for Post Holdings. Howard Friedman, formerly Executive Vice President of Kraft Heinz’s meat and dairy business, has been named President and Chief Executive Officer of Post Consumer Brands, effective July 23, 2018.
Mr. Neugent has been with Post Holdings since 2015 when Post formed its consumer brands unit by combining Post Foods with MOM Brands. Mr. Neugent had been the Chairman and Chief Executive Officer of MOM Brands Company since 2008. Mr. Neugent led the successful integration of the Post cereal business and MOM Brands, exceeding synergy expectations over a three-year period. Also during his tenure, the business expanded margins and achieved a 20 percent market share in the ready-to-eat cereal category. In his new role, he will work with Post’s business units in developing strategic plans and competitive advantages based on his success with Post Consumer Brands.
Mr. Friedman spent most of his career at the Kraft Heinz Company, most recently leading the meat and dairy business. His extensive experience with Kraft Heinz spanned general management and sales and marketing roles, including serving as head of the Walmart sales team.
“Chris and his team have done an extraordinary job in a challenging environment and I expect that Howard will build further upon our success,” said Rob Vitale, President and Chief Executive Officer of Post Holdings. “Attracting a talent like Howard is a credit to the entire Post organization. I am also delighted that Chris will join me in working with our businesses to build value by developing organic growth strategies and M&A opportunities.”
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient, active nutrition and private brand food categories. Through its Post Consumer Brands business, Post is a leader in the North American ready-to-eat cereal category offering a broad portfolio including recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains® and Malt-O-Meal® bag cereal. Post also is a leader in the United Kingdom ready-to-eat cereal category with the iconic Weetabix® brand. As leader in refrigerated foods, Post brings innovative, value-added egg and refrigerated potato products to the foodservice channel and the retail refrigerated side dish category, offering side dishes and egg, sausage and cheese products through the Bob Evans®, All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms® brands. Post’s Active Nutrition platform aids consumers in adopting healthier lifestyles through brands such as Premier Protein®, PowerBar® and Dymatize®. Post’s Private Brands business manufactures private brand nut butter, healthy snacks and pasta. For more information, visit www.postholdings.com.
Contact:
Media Relations
Lisa Hanly
lisa.hanly@postholdings.com
(314) 665-3180

Investor Relations
Jennifer Meyer
jennifer.meyer@postholdings.com
(314) 644-7665